Exhibit 99.1

NEWS
FOR IMMEDIATE RELEASE

Contact: Paul Caminiti/Carrie Bloom/Jonathan Doorley
Sard Verbinnen & Co
212/687-8080

LADENBURG THALMANN TO EXPAND INDEPENDENT BROKER-DEALER PLATFORM
WITH ACQUISITION OF TRIAD ADVISORS, INC.

Triad’s National Network of Independent Financial Advisors Has Approximately $9 Billion in Client
Assets and $60 Million in Annual Revenues

Ladenburg Will Have 900 Independent Financial Advisors with $17 Billion in Client Assets

MIAMI, FL, July 10, 2008 – Ladenburg Thalmann Financial Services Inc. (AMEX: LTS) today announced it has reached a definitive agreement to acquire Triad Advisors, Inc. (“Triad”), a leading independent broker-dealer and investment advisor, based in Norcross, Georgia. The initial consideration at closing will be $7.5 million in cash and $12.5 million in Ladenburg common stock, which will be subject to transfer restrictions. In addition, the sellers will receive $2 million in Ladenburg common stock as reimbursement for Triad’s net worth of approximately $3.5 million and $5 million in cash over a three-year period. In the event that certain profit targets are met during the three-year period following closing, Ladenburg will also pay up to $15 million to the sellers, half of which would be payable in Ladenburg common stock. The number of Ladenburg shares to be issued in the acquisition will be determined based on a price of $1.814 per Ladenburg share.

Headquartered in Norcross, Georgia, Triad is a privately-held, full service broker-dealer and investment advisor, registered with the Financial Industry Regulatory Authority (“FINRA”) and the SEC. With approximately 380 registered representatives and investment advisory representatives nationwide and $9 billion in client assets, Triad generated consolidated revenues of approximately $60 million in its fiscal year ended December 31, 2007. Upon completion of the transaction, Mark Mettelman, President and Chief Executive Officer of Triad, and the rest of Triad’s management team will continue to operate Triad as a stand-alone business based out of its Norcross, Georgia headquarters.

“The addition of Triad’s talented management team and extraordinary network of investment professionals continues the expansion of the independent broker-dealer platform at Ladenburg, creating one of the top 25 largest independent firms in the U.S. by revenue with approximately 900 financial advisors and $17 billion in client assets,” said Dr. Phillip Frost, Chairman of the Board of Ladenburg. “We welcome Mark Mettelman and his Triad team to Ladenburg and greatly look forward to working together.”

Richard Lampen, President and Chief Executive Officer of Ladenburg, said, “We are pleased to add the profitable and well-run Triad business to Ladenburg, providing us with a more predictable income stream to balance our capital markets business. Coupled with our prior acquisition of Investacorp, we are confident that Ladenburg is well-positioned to capitalize on the many opportunities that exist in the dynamic, rapidly growing independent broker-dealer business.”

Mark Mettelman added, “We are excited to become part of the Ladenburg family, which significantly enhances the opportunities to expand our business and better serve our financial advisors and their clients. As a stand-alone entity within Ladenburg, we will maintain our independent culture and continue to provide our financial advisors with the highest level of personal attention and service.”

The transaction, expected to close in the third quarter of 2008, is subject to customary closing conditions, including approval from FINRA. Approval by Ladenburg’s shareholders is not required. Graubard Miller served as legal counsel for Ladenburg in the transaction. Page Perry LLC served as Triad’s legal counsel.

About Triad Advisors
Triad Advisors, Inc. is a privately-owned independent broker-dealer and registered investment advisor headquartered in Norcross, GA. Founded in 1998, Triad offers a broad menu of products, services and total wealth management solutions to approximately 380 independent financial advisors located throughout the country. Investment Advisor ranked Triad as the #1 Friendliest Broker-Dealer for RIAs in June 2008 and Investment News ranked Triad as one of the Top 5 Fastest Growing Broker-Dealers by Revenue Growth in April 2008. Triad’s website is www.triad-advisors.com.

About Mark Mettelman
Mark Mettelman, Triad’s President and Chief Executive Officer, is a leader in the independent broker-dealer industry, with over 24 years experience in the financial services sector. Prior to co-founding Triad, Mr. Mettelman served as a senior vice-president and director of Keogler, Morgan & Co., where he was responsible for overseeing the fixed-income trading department, advisory services and new business development. Mr. Mettelman is active with the Financial Services Institute (FSI) and is frequently quoted in industry publications regarding broker-dealer and investment advisory matters. He also served on the Investment Advisor Law and Regulatory Subcommittee for the State of Georgia. He is a 1984 graduate of Auburn University with a BS in Management and Finance.

About Ladenburg

Ladenburg Thalmann Financial Services, included in the Russell 2000(R) and Russell 3000(R) indices, is engaged in retail and institutional securities brokerage, investment banking, research and asset management services through its subsidiary, Ladenburg Thalmann & Co. Inc.  Founded in 1876 and a New York Stock Exchange member since 1879, Ladenburg Thalmann & Co. is a full service investment banking and brokerage firm providing services principally for middle market and emerging growth companies and high net worth individuals.  Ladenburg Thalmann Financial Services is based in Miami, Florida.  Ladenburg Thalmann & Co. is based in New York City, with regional offices in Miami and Boca Raton, Florida; Melville, New York; Lincolnshire, Illinois; Los Angeles, California; Princeton, New Jersey; Houston, Texas; and Columbus, Ohio.  Ladenburg Thalmann Financial Services also owns Investacorp, Inc., a leading independent broker-dealer headquartered in Miami Lakes, Florida that has been serving the independent registered representative community since 1978. For more information, please visit www.ladenburg.com.

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This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements concerning future market opportunity, future technology investment, future growth of the Company and future financial performance. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of the Company or arising from the acquisition of Triad. These risks, uncertainties and contingencies include those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2008, inability to achieve projected revenue, loss of registered representatives, acquisition costs and other factors detailed from time to time in its other filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.